Exhibit 99.1

Cineverse Reports Fiscal Year 2023 Results, Highlighted by Record Content and Entertainment Revenue of $56.0 Million, Up 48% Year over Year

Streaming revenue of $32.2 million, up 59% year over year and 230% on a 2-year basis, exceeding Company’s 50% long-term annual revenue growth target

Content and Entertainment gross margin rises to record 45% in Q4, up 700 basis points year over year

Company issues revenue, gross margin and adjusted EBITDA guidance for Fiscal Year 2024

LOS ANGELES, June 29, 2023 – Cineverse Corp. (“Cineverse” or the “Company”) (NASDAQ: CNVS), a global streaming technology and entertainment company with one of the world’s largest portfolio of streaming channels and content libraries, today announced its financial results for the fiscal fourth quarter (“Q4 FY 2023”) and full year (“FY 2023”) ended March 31, 2023.

FY 2023 Financial Highlights:

•
Full-year consolidated revenue was $68.0 million, an increase of 21.4% from $56.1 million in the prior year.
•
Excluding the legacy Cinema Equipment business, revenue from the Content and Entertainment business was $56.0 million, an increase of 47.7%, from the prior year.
•
Streaming and Digital revenue increased 47.3% to $40.4 million, primarily driven by an expanded channel portfolio, increased platform distribution, advertising revenues and paid subscriptions.
•
Streaming revenue of $32.2 million, up 58.5% from the prior year and 229.9% from FY 2021, exceeding the Company’s previously stated long-term 50% annual streaming revenue growth target.
•
Net loss attributable to common stockholders was $(10.1) million, or $(1.13) per diluted share, compared to net income attributable to common stockholders of $1.8 million, or $0.20 per diluted share in the prior year, largely due to the winding down and subsequent decrease in revenue contributions from the legacy Cinema Equipment business and increased operating expenses driven in part by several acquisitions including DMR, Fandor and Bloody Disgusting

Q4 FY 2023 Financial Highlights:

•
Consolidated revenue was $12.5 million, compared to $16.9 million in the prior-year quarter and $27.9 million in Q3 FY 2023, which included $7.2 million from the legacy Cinema Equipment business and significantly higher Content and Entertainment revenue due to seasonality and the initial release of Terrifier 2.
•
Excluding the legacy Cinema Equipment business, revenue from the Content and Entertainment business was $11.7 million, an increase of 14.5%, from the prior-year quarter. This compares to $20.7 million in Content and Entertainment revenue in Q3 FY2023, the seasonally strongest quarter, which included $7.6 million in revenue from the release of Terrifier 2 in theaters and home entertainment.
•
Streaming and Digital revenue increased 18.7% to $7.3 million, primarily driven by increased contributions from DMR following its acquisition in March 2022 and an 8.1% increase in Base Distribution revenue due to the theatrical success of Terrifier 2.
•
Content and Entertainment gross margin improved to 45% in the quarter, an improvement of 700 basis points over the prior-year quarter driven by targeted reductions in operating costs.
•
Total operating expenses declined to $15.2 million from $18.4 million in Q4 FY 2022.
•
Net loss attributable to common stockholders was $(3.2) million, or $(0.35) per diluted share, compared to net loss attributable to common stockholders of $(2.6) million, or $(0.30) per diluted share.

FY 2023 Q4 Operational Highlights

•
Total streaming minutes in the quarter rose to a record 3.0 billion, up 31% over the prior-year quarter and 73% over the prior sequential quarter, driven by expansion of programming on successful channels and realignment of resources to higher performing streaming channels.
•
Total subscribers to the Company’s subscription video streaming services increased to approximately 1.24 million, representing an increase of 28% over the prior-year quarter.
•
Flagship horror streaming service Screambox increased subscribers by 438% over the prior year quarter, led by an original programming lineup that included the theatrical hit Terrifer 2.
•
Cineverse’s total ad-supported streaming audience, including web, mobile, social, and connected television, averaged 72.1 million monthly viewers during the quarter, down 17.2% over the prior-year quarter as the Company wound down lower margin and underperforming streaming assets to focus on those with greater profitability.
•
Signed contracts to add over 22,000 new movies and shows to the Cineverse streaming service and the Company’s portfolio of streaming channels.
•
Announced streaming and channel content partnerships with GoPro and Cirque du Soleil
•
Brought over 3,000 studio films from Sony, Universal, Paramount, Disney and more to Cineverse for rent or purchase in partnership with Row8.
•
Expanded distribution of Cineverse’s FAST streaming channels with Dish Network’s SlingTV and Amazon’s FreeVee.

Management Commentary

Chris McGurk, Cineverse Chairman and CEO , stated, “Despite macro-economic headwinds and many industry challenges, Fiscal Year 2023 marked an important turning point for the newly-rebranded Cineverse. With the successful wind down of our legacy Cinema Equipment business behind us, Cineverse is now a pure-play content and streaming company. We grew Streaming and Digital revenues by 47% over the prior year, despite a choppy overall ad market. We grew subscribers to our streaming services by 28%, driven by the success of Screambox, which was up 438%. Streaming revenue increased by 59% for the year and 230% on a two-year basis, exceeding the Company’s 50% per year long term revenue growth target. At a time when many streamers are rapidly reducing their offerings and pulling titles, we added over 28,000 titles in the last two quarters alone. We launched and established our flagship service Cineverse last September, and in less than half a year, it has already become a top 10 channel globally in terms of title count and breadth. In totality, these initiatves, combined with our world-class content distribution and streaming technology platform Matchpoint, have established a solid foundation for growth, scalability and operational leverage to deliver significantly improved financial performance over the course of this fiscal year ending March 31, 2024 (‘FY 2024’). Over the last few quarters, we have set the stage to realize sustainable profitability by initiating headcount reductions and reducing operating costs across the board. Much of this results from the consolidation and streamlining of the 8 streaming and content companies we acquired over the last 3 years, which added significantly to our channel and content portfolio but also increased operating costs. We also reduced our debt burden by over $40 million over the last 3 years and now only have a small $5 million line of credit. We also are pursuing an initiative to further leverage our successful Cineverse India operation with the creation of Cineverse Services India, where we plan to consolidate outsourced positions and many backoffice functions, further reducing costs and improving workflows and efficiencies. That being said we have provided guidance for FY 2024 and are focused on meeting the targets we have set forth for revenue, gross margins and adjusted EBITDA. “

Erick Opeka, President and Chief Strategy Officer of Cineverse, said, “Over the last three years, we have evolved from two legacy businesses – wholesale distribution and cinema equipment – into a pure-play streaming business. And while doing so, we have gained a stellar reputation in the industry as the go-to platform for rights holders and producers of content seeking a monetization partner in the streaming sector. As a result, we are now frequently beating out our studio and technology peers for high-quality brands and IP that will continue to accelerate Cineverse’s growth. Already in the fiscal year we have secured the beloved Sid & Marty Krofft library and the next installment of the hit Terrifier franchise. Our focus in the new fiscal year will be to continue to add new, valuable content partners, continue to scale Cineverse, refine our streaming portfolio with a focus on profitability, and use the competitive advantage of our technology platform to rapidly improve margins and EBITDA.”

Guidance

The Company has narrowed and refined its previously announced financial objectives, with an emphasis on increasing revenue, enhancing gross margins, increasing adjusted EBITDA from the Content & Entertainment assets, and generating sustainable, positive free cash flow by the end of FY 2024.

The Company expects consolidated revenues of between $62.0 million and $70.0 million in FY 2024, with the Content and Entertainment segment representing 95% or more of total revenue. This is compared to $68.0 million of consolidated revenues in FY 2023, with Content and Entertainment representing 82% of revenues, or $56.0 million.

Gross margin, the excess of revenues over direct operating costs divided by revenues, is expected to range between 45% to 50% in FY 2024. This compares to gross margin of 45% reported in FY 2023, which included the legacy Cinema Equipment business. Excluding that business, gross margin for FY 2023 was 36%.

Adjusted EBITDA is expected to range between $2.0 million and $4.0 million in FY 2024, which compares to Adjusted EBITDA loss for FY 2023 of $(8.6) million, which excludes the legacy Cinema Equipment business.

These guidance assumptions are based on, among other factors, the Company's existing business, current view of existing market conditions and assumptions for FY 2024.

Conference Call

Cineverse will host a conference call at 4:30 p.m. ET today (Thursday, June 29, 2023), during which management will discuss the results of the fiscal fourth quarter and year ended March 31, 2023. To participate in the conference call, please use the following dial-in numbers:

U.S. (Toll-Free): 1-844-200-6205

Canada (Toll-Free): 1-833-950-0062

International: +1-929-526-1599

Access code: 886991

The conference call can also be accessed by webcast at the Investors section of the Company's website at https://investor.cineverse.com/events-and-presentations. Those who are unable to attend the live conference call may access the recording at the above webcast link, which will be made available shortly after the conclusion of the call.

About Cineverse

Cineverse is a global streaming technology and entertainment company with one of the world’s largest portfolios of streaming channels and content libraries, all powered by its advanced, proprietary technology platform. Cineverse currently features enthusiast brands for subscription video on demand (SVOD), advertising-based video on demand (AVOD) and free, ad-supported streaming television (FAST) channels. Cineverse entertains consumers around the globe by providing premium feature film and television series, enthusiast streaming channels and technology services to some of the world's largest media, retail and technology companies. For more information, please visit www.cineverse.com.

Safe Harbor Statement

Investors and readers are cautioned that certain statements contained in this document, as well as some statements in periodic press releases and some oral statements of Cineverse officials during presentations about Cineverse, along with Cineverse's filings with the Securities and Exchange Commission, including Cineverse's registration statements, quarterly reports on Form 10-Q and annual report on Form 10-K, are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act''). Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects," "anticipates,'' "intends,'' "plans,'' "could," "might," "believes,'' "seeks," "estimates'' or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings, or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by Cineverse's management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties, and assumptions about Cineverse, its technology, economic and market factors, and the industries in which Cineverse does business, among other things. These statements are not guarantees of future performance, and Cineverse undertakes no specific obligation or intention to update these statements after the date of this release.

For additional information, please contact:

At Cineverse

Julie Milstead

424-281-5411

investorrelations@cineverse.com

The Equity Group Inc.

Carolyne Sohn

408-538-4577

csohn@equityny.com

CINEVERSE CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
	As of March 31,
	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$7,152	$13,062
Accounts receivable, net	20,846	30,843
Unbilled revenue	2,036	2,349
Employee retention tax credit	2,085	—
Prepaid and other current assets	5,458	5,909
Total current assets	37,577	52,163
Equity investment in A Metaverse Company, a related party, at fair value	5,200	7,028
Property and equipment, net	1,833	1,980
Intangible assets, net	19,868	20,034
Goodwill	20,824	21,084
Other long-term assets	2,686	2,347
Total assets	$87,988	$104,636
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$34,531	$52,025
Line of credit, including unamortized debt discount of $76 and $0, respectively	4,924	—
Current portion of deferred consideration on purchase of business	3,788	3,432
Current portion of earnout consideration on purchase of business	1,444	1,081
Operating lease liabilities	418	258
Current portion of deferred revenue	226	196
Total current liabilities	45,331	56,992
Deferred consideration on purchase – net of current portion	2,647	5,600
Earnout consideration on purchase – net of current portion	—	603
Operating lease liabilities, net of current portion	863	491
Other long-term liabilities	74	—
Total liabilities	$48,915	$63,686

Stockholders’ equity
Preferred stock	$3,559	$3,559
Common stock	185	174
Additional paid-in capital	530,998	522,601
Treasury stock, at cost	(11,608)	(11,608)
Accumulated deficit	(482,395)	(472,310)
Accumulated other comprehensive loss	(402)	(163)
Total stockholders’ equity of Cineverse Corp.	40,337	42,253
Deficit attributable to noncontrolling interest	(1,264)	(1,303)
Total equity	39,073	40,950
Total liabilities and equity	$87,988	$104,636

CINEVERSE CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data)

	(Unaudited)
	For the Three Months Ended March 31,		For the Fiscal Year Ended March 31,
	2023	2022	2023	2022
Revenues	$12,548	$16,852	$68,026	$56,054
Operating expenses
Direct operating	6,505	6,471	36,364	20,894
Selling, general and administrative	7,803	9,031	36,819	29,551
Depreciation and amortization	855	903	3,763	4,566
Impairment of intangible assets	-	1,968	-	1,968
Total operating expenses	15,163	18,373	76,946	56,979
Operating loss	(2,615)	(1,521)	(8,920)	(925)
Interest expense	(410)	(79)	(1,290)	(356)
Increase (decrease) in fair value of equity investment in Metaverse, a related party	-	(868)	(1,828)	585
Gain on forgiveness of PPP loan	-	-	-	2,178
Employee retention tax credit	-	-	2,475	-
Other income (expense), net	69	(68)	(13)	1
Net income (loss) before income taxes	(2,955)	(2,536)	(9,575)	1,483
Income tax benefit (expense)	(119)	212	(119)	788
Net income (loss)	(3,075)	(2,324)	(9,694)	2,271
Net loss attributable to noncontrolling interest	(4)	(82)	(39)	(59)
Net income (loss) attributable to controlling interests	(3,079)	(2,406)	(9,734)	2,212
Preferred stock dividends	(87)	(175)	(351)	(442)
Net income (loss) attributable to common stockholders	$(3,166)	$(2,581)	$(10,085)	$1,770

Net income (loss) per share attributable to common stockholders:
Basic	$(0.35)	$(0.30)	$(1.13)	$0.21
Diluted	$(0.35)	$(0.30)	$(1.13)	$0.20
Weighted average shares of common stock outstanding:
Basic	8,995	8,747	8,889	8,532
Diluted	8,995	8,747	8,889	8,691

Adjusted EBITDA

We define Adjusted EBITDA to be earnings before interest, taxes, depreciation and amortization, other income, net, stock-based compensation and expenses, merger and acquisition costs, restructuring, transition and acquisitions expense, net, goodwill impairment and non-recurring items.

Adjusted EBITDA is not a measurement of financial performance under GAAP and may not be comparable to other similarly titled measures of other companies. We use Adjusted EBITDA as a financial metric to measure the financial performance of the business because management believes it provides additional information with respect to the performance of its fundamental business activities. For this reason, we believe Adjusted EBITDA will also be useful to others, including its stockholders, as a valuable financial metric. We present Adjusted EBITDA because we believe that Adjusted EBITDA is a useful supplement to net income (loss) from continuing operations as an indicator of operating performance. We also believe that Adjusted EBITDA is a financial measure that is useful both to management and investors when evaluating our performance and comparing our performance with that of our competitors. We also use Adjusted EBITDA for planning purposes and to evaluate our financial performance because Adjusted EBITDA excludes certain incremental expenses or non-cash items, such as stock-based compensation charges, that we believe are not indicative of our ongoing operating performance. We believe that Adjusted EBITDA is a performance measure and not a liquidity measure, and therefore a reconciliation between net loss from continuing operations and Adjusted EBITDA has been provided in the financial results. Adjusted EBITDA should not be considered as an alternative to income from operations or net loss from continuing operations as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of cash flows, in each case as determined in accordance with GAAP, or as a measure of liquidity. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows. We do not intend the presentation of these non-GAAP measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP. These non-GAAP measures should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Following is the reconciliation of our consolidated net loss to Adjusted EBITDA (in thousands):

	(Unaudited)
	For the Three Months Ended March 31,		For the Fiscal Year Ended March 31,
	2023	2022	2023	2022
Net income (loss) before income taxes	$(3,075)	$(2,324)	$(9,694)	$2,271
Add Back:
Income tax (benefit) expense	119	(212)	119	(788)
Depreciation and amortization	855	903	3,763	4,566
Gain on forgiveness of PPP loan	-	-	-	(2,178)
Employee retention tax credit	-	-	(2,475)	-
Interest expense	410	79	1,290	356
(Increase) decrease in fair value of equity investment in Metaverse, a related party	-	868	1,828	(585)
Impairment of intangible assets	-	1,968	-	1,968
Other (income) expense, net	95	187	13	(1)
Provision (recovery) of doubtful accounts	-	(67)	54	(485)
Stock-based compensation	564	2,209	4,470	5,487
Net loss attributable to noncontrolling interest	(4)	(82)	(39)	(59)
Adjustments:
Mergers and acquisitions costs	-	118	207	354
Transition-related costs	170	-	541	116
Adjusted EBITDA	$(867)	$3,647	$76	$11,022

Adjustments related to the Cinema Equipment segment
Depreciation and amortization of property and equipment	(23)	(159)	(326)	(1,160)
Other expense	-	-	-	(11)
Recovery of doubtful accounts	-	(15)	(54)	485
Operating loss	(573)	(5,632)	(8,293)	(14,347)
Adjusted EBITDA excluding Cinema Equipment segment	$(1,463)	$(2,160)	$(8,598)	$(4,011)